Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 of International General Insurance Holdings Ltd. (the “Company”), File No. 333-237674, of our report dated February 7, 2020, with respect to our audits of the financial statements of Tiberius Acquisition Corporation as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 24, 2020